MINING LEASE with OPTION TO PURCHASE

GOLD DUST Property, White Pine County, Nevada, USA

This Mining Lease with Option To Purchase (the "Agreement"), dated effective as of 1 February 2006, is between Jan B. Lamb and Richard R. Redfern, of 758 E. Thorpe Drive, Spring Creek, Nevada, 89815 ("Optionor") and Firstar Exploration Corporation, of Pocatello, Idaho 83204 ("Optionee").

RECITALS

A. Optionor owns certain unpatented mining claims situated in White Pine County, Nevada, which mining claims are more particularly described in Schedule C attached to and made a part of this Agreement (the "Gold Dust Claims").

B. Optionor desires to lease the Gold Dust Claims to OPTIONEE for the purposes of OPTIONEE's exploring, developing and mining the Gold Dust Claims.

C. OPTIONEE desires to lease the Gold Dust Claims from Optionor for exploring, developing and mining under the terms and conditions of this Agreement.

AGREEMENT

In consideration of an initial lease payment of US$7,500.00 (Seven Thousand Five Hundred dollars, U.S.) and reimbursement of certain claim filing costs amounting to US$1,250.00 as shown in Exhibit C attached to and made part of this agreement, to be paid to Optionor upon execution of this Agreement, a yearly work commitment to be spent by OPTIONEE or paid to Optionor over a three year period, and other valuable consideration, the receipt of which is hereby acknowledged, and of the promises and covenants contained in this Agreement, Optionor and OPTIONEE agree as follows:

1.     GRANT OF LEASE

Optionor leases and options the Gold Dust Claims exclusively to OPTIONEE and OPTIONEE leases and takes the Gold Dust Claims from Optionor on the terms set forth in this Agreement.

2.     TERM

a) The term of this Agreement shall commence on the effective date set forth above and shall continue for a term of twenty (20) years unless sooner terminated, forfeited or surrendered, and so long thereafter as OPTIONEE extends this Agreement as provided in Section 2(b) below.

b) OPTIONEE may extend this agreement annually after the primary twenty (20) year term by tendering a lease payment of $25,000 U.S. (Twenty-Five Thousand Dollars, U.S.) on or before the appropriate anniversary date of each successive year.

c) OPTIONEE may purchase the Gold Dust Claims from Optionor by paying Optionor the sum of US$500,000.00, at any time during the tenure of this Agreement.

3.     USE OF OPTIONOR CLAIMS

Optionor grants to OPTIONEE the following rights during the term of this Agreement (the exercise of which are "Operations"):

a. the exclusive right to occupy the Gold Dust Claims, and to explore, prospect, develop, mine and extract, whether by underground, surface, solution mining or other methods, any and all metals, ores, minerals, mineral substances, and materials of all kinds in, under, upon, and that may be produced from, the Gold Dust Claims, including all dump ores, concentrates and precipitates (which collectively are hereinafter referred to as "Products") and to store, stockpile, remove, ship, treat, process, sell and dispose of Products;

b. the exclusive right to carry on general mining, milling and/or refining operations pertaining to the Gold Dust Claims, or to other property owned or controlled by OPTIONEE, on the surface of, or through underground and surface mining operations on the Gold Dust Claims or on other property owned or controlled by OPTIONEE;

c. the exclusive right to construct, use and maintain in or upon the Gold Dust Claims and the surface thereof such structures, mining machinery, equipment, tools, ore bins, roads, shafts, inclines, tunnels, drifts, open pits, leach pads, tailings ponds, pipelines, telephone lines, electric transmission lines, water storage and transmission facilities and pipelines, concentrating, milling or refining facilities, building, shops and other facilities as OPTIONEE may deem necessary for Operations;

d. the exclusive right to use any surface and underground water and water rights now existing or subsequently discovered or developed in or upon appurtenant to the Gold Dust Claims and to use all reciprocal rights which the Gold Dust Claims may have with respect to other properties in the area;

e. the right to commingle Products produced from the Gold Dust Claims with Products produced from other properties not subject to this Agreement, as provided in Exhibit B; and,

f. the right to do all other things which are incidental to or which may be useful, desirable or convenient in OPTIONEE's exercise of any or all of the rights granted to OPTIONEE in this Agreement.

4.     POSSESSION AND INSPECTION OF OPTIONOR CLAIMS

a. Optionor agrees that OPTIONEE, its employees and agents, may enter upon and take immediate possession of the Gold Dust Claims and have the exclusive and quiet possession thereof during the term of this Agreement. Optionor and their agents and representatives shall have the right to enter upon the Gold Dust Claims during normal business hours for the purpose of inspecting same. In the exercise of the rights granted to Optionor pursuant to this Section 4(a), Optionor and their agents and representatives shall not interfere with or obstruct the Operations of OPTIONEE on the Gold Dust Claims.

b. Entry by Optionor and their agents and representatives upon the Gold Dust Claims shall be at their own risk and expense. Optionor agrees to hold OPTIONEE its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents and corporate affiliates harmless from any and all loss or damage of any nature or kind whatsoever in any way resulting from the entry of, presence on, or activities of Optionor and their agents and representatives while on the Gold Dust Claims.

5.     LEASE PAYMENTS

a. In addition to the lease payment made upon execution of this Agreement and upon regulatory approval, OPTIONEE shall pay to Optionor, in lease payments on each anniversary of the effective date of this Agreement as Follows:

Due Date                                                                                                                 Amount Due
First Anniversary date (2/1/2007)                                                                             $10,000
Second Anniversary date (2/1/2008)                                                                        $15,000
Third through Nineteenth Anniversary date (2/1/2009-2025)                                     $25,000
Each subsequent anniversary date                                                                             $25,000

All lease payments made to Optionor shall be in addition to the production royalty as provided in Section 6 below. The payments set forth in this Section 5(a) shall be made unless notice of termination of this Agreement as set forth in Section 14 of this Agreement is made to Optionor at least thirty (30) days prior to the anniversary date.

6.     PRODUCTION ROYALTY

a. During the term of this Agreement, Optionor reserves and OPTIONEE agrees to pay to Optionor a production royalty equal to 2.5% of Net Smelter Returns ("NSR") on all Products produced from the Gold Dust Claims on the terms and subject to the conditions specified in Exhibit B to this Agreement (the "NSR Royalties").

b. Purchase of Production Royalty. Any of the two and one-half percentage points of the NSR may be purchased by OPTIONEE by payment to Optionor of a lump sum of US$500,000.00 per one-half percentage point, at any time during the term of this agreement.

7.     WORK COMMITMENT

OPTIONEE agrees to spend a) Spend $5,000 on work on the Gold Dust claims in first year, or pay $5,000 to Optionor in lieu of such work commitment expenditures on the Gold Dust claims; b) Spend $15,000 the second year, if this lease is extended, or pay $15,000 to Optionor in lieu of such work commitment expenditures; and c) Spend $25,000 the third year, if this lease is extended, or pay $25,000 to Optionor in lieu of such work commitment expenditures;

8.     REPRESENTATIONS BY OPTIONOR

a. Optionor represents and warrants to OPTIONEE that, subject to the paramount title of the United States;

i) Optionor is the sole owner of the Gold Dust Claims and holds good record title to the Optionor Claims free and clear of all liens, encumbrances, leases, royalties or agreements of any kind;

ii) all of the Gold Dust Claims were properly located and monumented and all filings and recordings necessary to locate the Gold Dust claims have been timely and properly recorded in White Pine County, Nevada and filed with the Nevada State Office of the Bureau of Land Management, and that such filings for the other lode claims listed in Schedules A and C will be made upon receipt of filing fees from OPTIONEE;

iii) all recording and service charges and location and maintenance fees have been paid to maintain the Gold Dust #1-#26 Claims until September 1, 2006; and,

iv) Optionor has no knowledge of any adverse environmental conditions, hazardous waste, or reclamation obligations currently affecting the Gold Dust Claims.

b. Optionor has conducted no operations on the Gold Dust Claims and shall assume no responsibility for environmental conditions, claims, demands or liabilities arising out of or in connection with past operations on the Gold Dust Claims.

9.0     REPRESENTATIONS BY OPTIONEE

a. OPTIONEE represents to Optionor that all work performed by OPTIONEE and its employees, contractors and agents with respect to the Gold Dust Claims during the term of this Agreement shall be done in accordance with good mining practice. OPTIONEE shall comply with all applicable laws and regulations, including environmental laws; provided, however, that OPTIONEE may contest in good faith any such laws and regulations or any claims that OPTIONEE has not complied with such laws and regulations. Subject to the provisions of this Agreement, OPTIONEE assumes responsibility for the work done by it on the Gold Dust Claims and specifically shall indemnify, defend and hold harmless Optionor for and on account of claims, demands or liabilities arising out of or in connection with Operations hereunder.

OPTIONEE represents that it shall pay for all labor performed upon or material furnished to the Gold Dust Claims at the request of OPTIONEE, its employees, contractors and agents and shall keep the Gold Dust Claims free and clear from any and all liens of mechanics or materialmen in connection with services performed and material supplied at OPTIONEE's request.

c. Other than the work commitment as set forth in Section 7 above, OPTIONEE does not make any express or implied covenant, agreement or condition relating to any exploration for any minerals on, or development of, the Gold Dust Claims or to the conduct or extent of any mining or other operations on the claims. Whether or not any such exploration, development, mining or other operations shall at any time be conducted and the nature, manner and extent thereof shall be determined by OPTIONEE in its sole discretion.

10.     CLAIM MAINTENANCE FEES; ASSESSMENT WORK; AMENDMENTS AND RELOCATIONS

Each year this Agreement is in effect, OPTIONEE agrees to make the mining claim rental or maintenance fee payments required by federal law and state law, or if it becomes necessary, to conduct assessment work, with respect to the Gold Dust Claims, and to file and record such notices or affidavits as necessary to maintain said claims. OPTIONEE agrees to pay the 2006-2007 fees (both federal and state) due on or before September 1, 2006 and file the affidavits as necessary to maintain the Gold Dust Claims to September 1, 2007, unless OPTIONEE terminates this agreement and completes the first work commitment or in-lieu payment prior to May 15, 2006. Each year thereafter that the lease is renewed, OPTIONEE agrees to pay the required federal and state fees, or if it becomes necessary, to conduct assessment work, and to file and record such notices or affidavits as necessary to maintain said Gold Dust #1-#32 claims which become due on or before September 1 of that lease year, whether or not OPTIONEE terminates this Agreement prior to September 1 of that lease year. In addition, upon termination of this lease agreement, OPTIONEE shall pay the required federal and state fees next due and to file and record such notices or affidavits as necessary to maintain said claims for a period of not less than one year following termination of this lease agreement. If the due date for payment of rental or maintenance fees or performance of annual assessment work, or other annual claim maintenance requirements, changes to a date or dates different than August 31 or September 1 of each year, then OPTIONEE shall be responsible for the satisfaction of any such obligations as specified above. No later than ten (10) days prior to the end of the assessment year or thirty (30) days prior to termination of this lease agreement, OPTIONEE shall provide evidence to Optionor that OPTIONEE has completed or will complete such obligations as specified above.

b. If federal assessment work requirements are reinstated, or independent state assessment work requirements are imposed, at any time during the term of this Agreement, OPTIONEE shall perform or cause to be performed such assessment work as required by law in order to maintain the unpatented mining claims. With respect to such work, OPTIONEE shall during the term of this Agreement record or file with the appropriate county and the Nevada State Office of the Bureau of Land Management copies of the assessment affidavits or notices as may then be required by law within the time prescribed for such recording or filing. OPTIONEE shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration, and continued occupancy of each claim shall not be required. At the request of Optionor at any time after July 1 of each assessment year, OPTIONEE shall provide evidence to Optionor that OPTIONEE has completed or will complete the assessment work, if required, for that assessment year by the end of the assessment year.

During the term of this Agreement, OPTIONEE may at its sole cost, as agent for the benefit of Optionor: 1) amend or relocate any unpatented mining claim included within the Gold Dust Claims; 2) locate any fractions and, 3) apply for mining patents or mining leases or other forms of mineral tenure for any such unpatented claims.

c. OPTIONEE will provide to Optionor photocopies of all documents filed or recorded by OPTIONEE with respect to this Section.

11.     AREA OF INTEREST PROVISIONS

An Area of Interest ("AI") of one mile shall extend around the Gold Dust Claims such that any mineral rights acquired by either Optionor or OPTIONEE shall be subject to the terms of this Agreement, except that the production royalty retained by Optionor on mineral rights acquired from a third party within the Al shall only be a 1% NSR.

12.     TAXES AND ASSESSMENTS

a. So long as this Agreement shall remain in effect, OPTIONEE shall pay when due all real property taxes and all taxes assessed against its personal property and improvements placed upon the Gold Dust Claims, or any part thereof, accruing after the effective date of this Agreement. Neither party shall be responsible for taxes levied or assessed against the other based upon production or income from the Gold Dust Claims. OPTIONEE shall at all times have the right, at its option and sole cost, to contest in courts or otherwise, either in its own name or in the name of Optionor, the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as OPTIONEE may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before OPTIONEE shall be required to pay the same. OPTIONEE shall upon request furnish to Optionor duplicate receipts of all such taxes or assessments when paid. It is agreed that should Optionor receive tax bills or claims which are the responsibility of OPTIONEE, the same shall be promptly forwarded to OPTIONEE for appropriate action and if not so forwarded OPTIONEE shall not be responsible for any delinquent payment charges or interest charges resulting from the late payment of such taxes.

b. OPTIONEE shall have the right, at its option, to pay and discharge any unpaid rentals or royalties, liens, or encumbrances against the Gold Dust Claims or any interest therein, which arises out of an obligation of Optionor in existence on the date of this Agreement, and OPTIONEE shall have the right, at its option, to redeem the Gold Dust Claims from any foreclosure, judicial, sheriff's or tax sale caused by failure of Optionor or their predecessors to pay any indebtedness secured by liens or encumbrances against the Gold Dust Claims. Any such payments made by OPTIONEE, which were caused by and determined to be the obligation of Optionor, may be credited against future production royalties, but not lease payments, due Optionor hereunder with the same effect as if such payment were actually made directly to Optionor.

13.     CONFIDENTIALITY AND REPORTING

During the term of this Agreement, OPTIONEE shall provide copies to Optionor of all information or data obtained by OPTIONEE relating to the exploration, development, or mining of the Gold Dust Claims; and said information shall be kept confidential by Optionor and not disclosed to any third person without OPTIONEE's written consent, which consent shall not be unreasonably withheld; and provided further that Optionor may disclose any such information to the extent required by any governmental administrative or judicial rule, regulation, law or order whether in connection with an initial public offering, private placement, financing statement or otherwise; and provided further that Optionor may disclose any such information to any third person contemplating the purchase of Optionor's interest in the Gold Dust Claims. Optionor will give to OPTIONEE, when possible, reasonable prior notice of such disclosure.

14.     TERMINATION; PARTIAL RELINQUISHMENT

a. OPTIONEE shall have the right to terminate this lease at any time by giving Optionor notice in writing thirty (30) days prior to termination. OPTIONEE shall be responsible for any outstanding environmental or reclamation liabilities, all advance or production royalties as provided in Section 5, work commitment in-lieu payments due Optionor, and above shall be paid in full to the date of termination, and all annual holding fees which become due during the lease year and next due following termination shall be paid as provided in Section 10(a) above.

b. In addition to OPTIONEE's right to terminate this Agreement as provided in Section 14(a) above, OPTIONEE may relinquish portions of the Gold Dust Claims to Optionor at any time upon thirty (30) days written notice to Optionor and payment of the state and federal fees next due as provided is Section 10 above, and keep this Agreement in effect as to the remainder of the Gold Dust Claims. Partial relinquishment will relieve OPTIONEE of any prospective obligations or liabilities with respect to the relinquished portion in the same manner as would termination of the Agreement as set forth in Section 14(a) above. Partial termination will not diminish the lease payments or work commitments as provided in Sections 5 and 7 above.

c. If OPTIONEE fully or partially terminates this Agreement, OPTIONEE will promptly provide to Optionor, in good and recordable form, a release in order to reconvey such interest or interests to Optionor. In any such release, OPTIONEE will represent that the Gold Dust Claims are free and clear of liens or encumbrances created by, through or under OPTIONEE.

d. OPTIONEE shall have the right at any time prior to termination of this Agreement or within twelve (12) months thereafter, whether such termination is pursuant to Section 14 or otherwise, to remove any and all stockpiled Products (as defined in Exhibit B) and all structures, buildings, machinery, tools, equipment or other facilities placed by it on the Gold Dust Claims. Any such structures, buildings, machinery, tools, equipment and other facilities not removed prior to the expiration of said period of twelve (12) months shall be deemed to be abandoned by OPTIONEE and shall become and remain the Property of Optionor. Any stockpiled Products (as defined in Exhibit B) as removed shall remain subject to the NSR Royalties.

15.     ACCESS TO INFORMATION

a. Optionor shall make available to OPTIONEE, its employees and agents, at OPTIONEE expense, as soon as practicable following execution of this Agreement and at all times during the term of this Agreement, any and all maps and other documents, drilling, exploration, mining and metallurgical test data, development, title, geological and assay data and all other information which it may have or may acquire pertaining to the Gold Dust Claims.

b. During the term of this Agreement, Optionor may, from time to time, visit the Gold Dust Claims and OPTIONEE's project offices and review and copy all data such as drill logs, exploration information, assays, cross sections, and maps. As soon as is practicable following the termination of this Agreement, OPTIONEE agrees to provide Optionor with copies of all information relating to the Gold Dust Claims not already provided in Section 13 above.

16.     DEFAULT

a. In the event either party is in default in the observance or performance of any of the covenants or obligations hereunder including, without limitations, lease payments or production royalties, the non-defaulting party shall give the defaulting party written notice of default, expressly denominated as a "Notice of Default" and specifying the details of same.

b. The defaulting party shall have ten (10) days from receipt of such notice to remedy any default in payment of lease payments or production royalties or payment in lieu of drilling. If payment of monies specified above is not tendered within such ten (10) days, this Agreement may be terminated immediately at the option of the non-defaulting party without diminishing the payment obligations or limiting the remedies for failure to make said payment. With respect to payment of claim maintenance fees or completion of annual labor by the end of each assessment year as specified in Section 10(a) above, the obligations must be completed by the end of the assessment year as specified by law, and if not, the claims so affected shall be re-staked at the sole cost of the defaulting party.

c. With respect to any other default, the defaulting party shall have a reasonable time of not more than three (3) months within which to remedy such default or, with respect to a default which cannot be cured within the three (3) month period, to commence within the three (3) months such action as may be necessary to remedy such default and to diligently prosecute such action until the default is cured. Unless the defaulting party shall so comply, this Agreement may be terminated at the option of the non-defaulting party upon thirty (30) days written notice.

d. In any action initiated pursuant to this Section 16, the prevailing party shall be entitled to costs and fees, including reasonable attorneys' fees.

17.     FORCE MAJEURE

All obligations of both parties, except payment of lease payments or production royalties or payments in lieu of drilling, shall be suspended while, but only as long as, a party is prevented by matters beyond its reasonable control from complying with such obligations in whole or in part as by strikes, lockouts, acts of God, explosion, flood, epidemics, unavoidable accidents, inability to obtain permits, licenses, or any necessary governmental or private authorization, any local, state or federal law, regulation or order or any other matters beyond the reasonable control of a party, whether similar to the matters herein specifically enumerated or not and whether foreseeable or unforeseeable; provided, however, that the party shall have, and continue to, in a timely and diligent manner to remedy such cause; and provided, however, that performance shall be resumed within a reasonable time after such cause has been removed; and provided further that neither party shall be required, unwillingly, to adjust any labor disputes or to question the validity or to refrain from judicially testing the validity of any local, state or federal order, regulation or law.

18.     TITLE

a. Optionor agrees that it will furnish to OPTIONEE, on request, all reasonably available title documents affecting the Gold Dust Claims held by Optionor.

b. OPTIONEE may take all action necessary at OPTIONEE's expense (including judicial proceedings) to cure any defect in title to the Gold Dust Claims. Optionor agrees to cooperate with OPTIONEE in any such actions taken and to execute all documents and to take such other action as may be reasonably necessary to assist OPTIONEE. It is expressly agreed that should defects in the title to any portion of the Gold Dust Claims not be curable, OPTIONEE may release this Agreement as to such portions of the Gold Dust Claims as specified in Section 14(b) above and its rights and obligations hereunder shall immediately cease as to such released portions.

c. If any third party, including the United States, shall challenge the validity or title to the Gold Dust Claims and if such a challenge arises from Optionor's conduct, OPTIONEE may at its expense and at its option, choose to defend such title or validity; if such challenge arises from OPTIONEE's conduct, OPTIONEE shall at its expense defend such title or validity. If OPTIONEE chooses to defend such title as a direct result of Optionor's conduct, OPTIONEE may recover reasonable costs and expenses from future production royalties.

19.     SUBSEQUENT INTERESTS

a. If Optionor or OPTIONEE assigns or transfers any interest in the Gold Dust Claims, the assigning party shall give written notice thereof to the other party. Any such assignment or transfer shall be subject and subordinate to the rights and interests granted herein to the other party. Any such assignment or transfer shall not affect or limit any obligation of the assigning party that arose prior to the date of assignment or transfer. The provisions of this Section 19(a) shall be incorporated in and made a part of each such instrument of assignment or transfer.

b. No change of owner of the Gold Dust Claims as permitted under this Agreement shall be binding upon OPTIONEE until thirty (30) days after OPTIONEE has received, from Optionor a copy of the recorded instrument to evidence the change of ownership and to establish the right, title, or interest of the claiming party and the extent thereof. Regardless of any ownership change, all payments that OPTIONEE may make under this agreement shall be made in accordance with the terms of this Agreement. No change of ownership shall entitle any person to receive payments in any manner different from those provided herein or shall require OPTIONEE to separately sample, assay, or mill ore derived from any portion of the Gold Dust Claims.

c. In the event Optionor makes an assignment or transfer of the Gold Dust Claims or their interest in this Agreement and payments under this Agreement become payable to two or more parties, those parties shall appoint and shall deliver to OPTIONEE a document executed by all of those parties that designates the name and address of a single agent to whom OPTIONEE shall make all payments. Until OPTIONEE receives such designation, OPTIONEE may withhold all payments without interest. Payments withheld, if any, shall be deposited with the single agent within twenty (20) days after OPTIONEE's receipt of the designation. OPTIONEE shall have no responsibility as to the division of payments among said parties. If OPTIONEE makes a payment or payments in accordance with the provisions of this Section 19, it shall be conclusively deemed that such payment or payments have been received by Optionor.

20.     NOTICES AND PAYMENTS

Notices shall be in writing and all notices and payments shall be delivered either a) personally; b) by United States mail, postage pre-paid, registered or certified; or, c) by reputable commercial courier service for next day delivery; or, d) by facsimile transmission, and addressed or transmitted as follows:

If to Optionor:

Jan B. Lamb and Richard R. Redfern
758 E. Thorpe Drive
Spring Creek, Nevada 89815
Telephone:   775-738-6701
Facsimile:   775-738-6705

If to OPTIONEE:

Firstar Exploration Corporation
P.O. Box 715
Pocatello, Idaho 83204
Telephone:   208-232-5603
Facsimile:   208-232-5624

All payments shall be made to Richard R. Redfern and Jan B. Lamb. If mailed or deposited with a commercial carrier, as specified above, notices and payments shall be effective upon being mailed or deposited, respectively. If delivered personally, notices and payments shall be effective upon receipt. If sent by facsimile transmission, notices shall be effective on the next business day after transmission.

The parties may change the place to which notice or payment is to be delivered by giving written notice to the other party in the manner described hereinabove.

21.     MISCELLANEOUS

a. This Agreement shall be binding upon and enure to the benefit of the parties and their respective permitted successors and assigns. Subject to the provisions of Section 19, this Agreement may be freely assigned by either party.

b. The parties agree that this Agreement shall not be filed or recorded in the county in which the Gold Dust Claims are located. Simultaneously, with the execution of this Agreement, Optionor and OPTIONEE will execute a memorandum of Agreement, which will be of the minimum detail necessary to invoke the protection of the recording statutes of the State of Nevada, and such memorandum shall be recorded.

c. As to any provisions in this Agreement, Optionor and OPTIONEE do not intend that there shall be any violation of the Rule against Perpetuities or any rule relating to restraints upon alienation. If any such violation should inadvertently occur, it is the intent and desire of the parties hereto that the appropriate court shall reform such provision in such a way as to approximate most closely the intent of the parties hereto within the limits permissible under such Rule or related rule.

e. This Agreement shall be interpreted in accordance with the laws governed by and of the State of Nevada.

EXECUTED to be effective as of the date first above written (28 November 2005)

"Optionor"

JAN B. LAMB
Jan B. Lamb and Richard R. Redfern

"OPTIONEE"

ALLEN K. COLLINS
Allen K. Collins, Director
Firstar Exploration Corporation, Inc

Exhibit A

Gold Dust Property

Claim Names                                                           BLM Serial Number

Gold Dust #1 - #10                                                 NMC 851122 - NMC 851131

Gold Dust #11 - #26                                               NMC 858621 - NMC 858636

Gold Dust #27 - #32                                               To be filed with White Pine County and BLM

Gold Dust # 1-32 are located in Sections 4, 5 and 6 of Township 15 North, Range 55 East, and in Sections 31 and 32 of Township 16 North, Range 55 East, Mt. Diablo Base and Meridian, White Pine County, Nevada.

EXHIBIT B

GOLD DUST PROPERTY

NET SMELTER RETURNS

A. NET SMELTER RETURNS FOR BULLION. OPTIONEE and Optionor agree that Net Smelter Returns shall be paid to Optionor according to the provisions of this Exhibit B in a timely manner for fine gold and/or silver bullion or dore' bullion (collectively, "Bullion") produced from the Gold Dust Claims during each calendar quarter as "production" is defined in Section A.3 below, regardless of whether OPTIONEE actually sells such Bullion to a third party during such calendar quarter. The Net Smelter Returns calculation described in this Section A shall be applied if Products are produced from the Optionor Claims in the form of Bullion.

1. Net Smelter Returns Calculation. For Bullion, Net Smelter Returns shall mean the quantity of recoverable fine gold or silver contained in the Bullion produced (as defined in Section A.3 below) from the Gold Dust Claims during each calendar quarter, multiplied by its average price (as calculated under Section A.2 below) less 1% of such amount for reimbursement to OPTIONEE for all costs associated with refining the Bullion, insuring the Bullion, transporting the Bullion to the place of sale, marketing the Bullion and the amount of all taxes imposed upon or in connection with the Bullion, excepting federal and state income tax. If the actual amount of fine gold or silver actually recovered from the Bullion differs from the amount determined at the time the Bullion is produced, the amount of royalty paid will be adjusted in the next calendar quarter to reflect the overpayment or underpayment that resulted from such difference.

2. Price. The price for Bullion shall be the average of the closing prices for gold or silver on the New York Commodity Exchange ("COMEX") for the calendar quarter in which gold or silver is produced from the Gold Dust Claims. The average gold and silver prices for each calendar quarter shall be determined by dividing the sum of all the daily prices in U.S. dollars per troy ounce, as posted during the calendar quarter, by the number of days that prices were posted. The posted price shall be obtained from The Wall Street Journal or other reliable source agreeable to both parties.

3. Definition of Production. For the purposes of this Exhibit B, production of Bullion shall be defined as follows:

a. when Bullion is processed within the Gold Dust Claims at a smelter or refinery owned or controlled by OPTIONEE, Bullion shall be deemed to have been produced from the Gold Dust Claims on the date OPTIONEE completes the final process necessary for the mineral product to be in saleable form;

b. when Bullion is processed off the Gold Dust Claims at a smelter or refinery owned or controlled by OPTIONEE, Bullion shall be deemed to have been produced from the Gold Dust Claims on the date OPTIONEE completes the final process necessary for the mineral product to be in a saleable form;

c. when Bullion is sold to a third party smelter or refiner or another purchaser as final product, Bullion shall be deemed to have been produced from the Gold Dust Claims when credited to OPTIONEE's account by such purchaser; or

d. when Bullion is smelted or refined at a smelter or refinery not owned or controlled by OPTIONEE, under an arrangement whereby OPTIONEE retains title to the resultant Bullion, the Bullion shall be deemed to have been produced from the Gold Dust Claims on the date of final settlement by OPTIONEE with the smelter or refiner.

B. NET SMELTER RETURNS FOR OTHER PRODUCTS. OPTIONEE and Optionor agree that Net Smelter Returns shall be paid to Optionor according to the provisions of this Exhibit B in a timely manner for all Products other than Bullion that are produced from the Gold Dust Claims during a calendar quarter, as "production" is defined in Section B.3 below. Such other products shall include without limitations concentrates, precipitates, slags, carbon fines, or any other final product derived from metalliferous ores, except Bullion (collective, the "Other Products"). Other Products shall not include rock, dirt, limestone, or similar materials used by OPTIONEE in its Operation. The Net Smelter Returns calculation described in this Section B shall be applied if Products are sold, transferred or transported directly from the Gold Dust Claims in the form of Other Products.

1. Net Smelter Returns Calculation. For Other Products Net Smelter Returns shall mean the total price received by OPTIONEE (as calculated in Section B.2 below) for the Other Products produced from the Gold Dust Claims (as production is defined in Section B.3 below) during each calendar quarter, less 5% of such amount for reimbursement to OPTIONEE for all costs associated with insuring the Other Products, Transporting the Other Products from the Gold Dust Claims to the place of sale or transfer, marketing the Other Products and the amount of all taxes imposed upon or in connection with the Other Products, excepting federal and state income taxes.

2. Price. For sales to nonaffiliated entities in arms' length transactions, the price for Other Products shall be the actual amounts received by OPTIONEE for the sale of Other Products, including all credits and bonuses. For sales or transfers to affiliates of OPTIONEE, or purchasers or transferees owned or controlled by OPTIONEE, the price for Other Products shall be the greater of the account amounts received by OPTIONEE including all credits and bonuses, or the fair marked value of the Other Products had they been sold or transferee in an arms' length transaction with a nonaffiliated purchaser. Provided, in all cases, that if OPTIONEE has not sold Other Products within twelve (12) months of the date upon which they were produced, the Other Products will be deemed to have been sold at the fair Market value of the Other Products.

3. Definition of Production. For the purposes of this Exhibit B, production of Other Products shall be defined as follows:

a. when Other Products are processed by OPTIONEE on the Gold Dust Claims at a facility owned or controlled by OPTIONEE, Other Products shall be deemed to have been produced from the Gold Dust Claims on the date OPTIONEE completes the final process necessary for the mineral product to be sold in a salable form;

b. when Other Products are processed off the Gold Dust Claims, either at a facility owned or controlled by OPTIONEE or a third party facility, Other Products shall be deemed to have been produced from the Gold Dust Claims on the date the Other Products are removed from the Gold Dust Claims; or

c. when Other Products are sold, transferred or transported directly from the Gold Dust Claims in a crude or unprocessed state, Other Products shall be deemed to have been produced from the Gold Dust Claims on the date the Other Products are removed from the Gold Dust Claims.

C. OTHER COSTS. Except as specifically set forth herein, OPTIONEE shall not deduct any costs of mining, milling, leaching or any other processing costs incurred by OPTIONEE in the determination of the Net Smelter Returns, and provided, in all cases, if raw ore is transported from the Gold Dust Claims to be processed, no transportation or added processing costs incurred by OPTIONEE shall be deducted in the determination of the Net Smelter Returns.

D. PAYMENT OF NET SMELTER RETURNS ROYALTY

1. Payment. The amount of Net Smelter Returns royalty due Optionor shall be payable in the following alternative manners, depending upon the Product produced:

a. For Bullion, the Net Smelter Returns royalty payable to Optionor shall be calculated by multiplying the dollar amount determined in accordance with Section A.1 above by the percentage of the Net Smelter Returns to which Optionor is entitled under Section 6 of this Agreement. Payment shall be made within forty-five (45) days after the end of each calendar quarter in which Bullion is produced.

b. For Other Products, the Net Smelter Returns royalty, payable to Optionor, shall be calculated by multiplying the dollar amount determined in accordance with Section B.1 above by the percentage of Net Smelter Returns to which Optionor is entitled under Section 6 of this Agreement. Payment shall be made within forty-five (45) days after the end of each calendar quarter in which the Other Products are Produced.

2. Data; Statements; Examination of Records.

a. OPTIONEE shall provide to Optionor data describing the date on which Products are produced from the Gold Dust Claims, the Product produced, the shipment dates, and the quantity shipped. Final settlement data, identifying shipments and the quantity of shipment, shall be provided to Optionor as received by OPTIONEE, but not less frequently than annually. Each payment of Net Smelter Returns royalty to Optionor shall be accompanied by a statement showing the basis for calculating the Net Smelter Returns royalty and copies of all data relating to the royalty calculation (including, but not limited to, settlement sheets used in calculating the royalty).

b. Each statement rendered and Net Smelter Returns amount paid by OPTIONEE may at Optionor's written request given to OPTIONEE within six (6) months following the delivery of such statement or payment, be verified by Optionor and its agents and representatives from the financial and production records maintained by OPTIONEE. The verification shall be at Optionor's sole risk and expense and shall be conducted so as not to interfere or conflict with Operations. All statements rendered and Net Smelter Returns royalty paid shall conclusively be presumed to be correct and accepted by Optionor as rendered or paid unless Optionor timely requests verification in accordance with the provisions of this Section.

Commingling. OPTIONEE may commingle Products produced from the Gold Dust Claims with similar product from other properties. If OPTIONEE engages in such commingling, OPTIONEE shall establish procedures for determining the proportional amount of the total metal content in the commingled ores and concentrates attributable to the input from each of the properties, so that production royalties applicable to ores produced from each of the properties from which ores are commingled may reasonably be determined. The procedures to be used by OPTIONEE shall represent standard industry practice for ores and processes similar to those encountered or used in connection with the Gold Dust Claims.

3. Marketing. Optionor agrees that OPTIONEE shall have the exclusive right to market and sell to third parties all Bullion produced from the Gold Dust Claims, including without limitation the forward sale of Bullion on the commodity markets and the repayment of gold loans. Optionor shall have no right to participate in any hedging or price protection activities of OPTIONEE, including any sales of Bullion by OPTIONEE on the commodity market, nor shall Optionor otherwise share in any profits or losses received by OPTIONEE as a result of OPTIONEE's marketing or hedging activities.

EXHIBIT C

GOLD DUST CLAIMS TO BE FILED

Gold Dust #27 - #32 (6 claims to be filed by Optionee)                                                 not yet filed

6 Claims                           Filing Fees Cost $208.33 / Claim                                 Total $1,250.00

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6 Claims                                                                                                         Total Costs $1,250.00